Exhibit 99.1

Coeur Reports Fourth Quarter and Full-Year 2025 Results

2025 revenue nearly doubles to $2.1 billion on record production and prices; net income increases more than tenfold to $586 million and adjusted EBITDA more than triples to $1 billion; provides 2026 guidance reflecting expected record results

Chicago, Illinois - February 18, 2026 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported record fourth quarter 2025 financial results, including revenue of $675 million and cash flow from operating activities of $375 million. The Company reported record quarterly GAAP net income from continuing operations of $215 million, or $0.29 per share. On an adjusted basis1, Coeur reported record quarterly EBITDA of $425 million, record cash flow from operating activities before changes in working capital of $318 million and record net income from continuing operations of $227 million, or $0.35 per share.

For the full year, Coeur reported revenue of $2.1 billion, cash flow from operating activities of $887 million and GAAP net income from continuing operations of $586 million, or $0.95 per share. On an adjusted basis1, the Company reported EBITDA of $1.0 billion, cash flow from operating activities before changes in working capital of $772 million and net income from continuing operations of $493 million, or $0.80 per share.

Key Highlights

•
Record full-year gold and silver production – Balanced contributions across Coeur’s portfolio led to 2025 full-year production of 419,046 ounces of gold and 17.9 million ounces of silver, representing year-over-year increases of 23% and 57%, respectively, within the Company’s 2025 consolidated guidance ranges

•
Record financial results – Fourth quarter free cash flow increased 66% versus the prior quarter to a record $313 million, bringing the full-year total to $666 million. Adjusted EBITDA[1] increased 60% versus the prior quarter to a record $425 million, driving the last twelve-month total to over $1.0 billion. Average realized prices for gold and silver increased 21% and 39%, respectively, compared to the third quarter

•
Long-term objective of net cash achieved – Cash and equivalents more than doubled compared to the prior quarter-end and increased tenfold compared to the prior year-end to $554 million; total debt decreased 42% to $341 million at December 31, 2025 compared to year-end 2024

•
Strong quarter at Rochester – Silver and gold production at Rochester increased 6% and 20% quarter-over-quarter, respectively, and 40% and 54% year-over-year, respectively. During the fourth quarter, both tonnes[2] crushed and tonnes placed reached record levels, with tonnes crushed increasing 12% to 6.4 million tonnes (7.0 million imperial tons) and tonnes placed increasing 23% to 9.3 million tonnes (10.2 million imperial tons). Fourth quarter free cash flow increased to $78 million compared to $30 million in the third quarter and $12 million in the fourth quarter for the prior year

•
New Gold transaction approved by stockholders – On January 27, 2026, stockholders of both Coeur and New Gold voted overwhelmingly in favor of Coeur’s proposed acquisition of New Gold Inc. (“New Gold”). The transaction, which remains on track to close in the first half of 2026, is expected to create a new, sector-leading, all-North American senior precious metals mining company

•
2026 guidance highlights portfolio strength – The Company expects 2026 gold and silver production from Coeur’s current portfolio of assets of 390,000 - 460,000 ounces and 18.2 - 21.3 million ounces, respectively, driven by strong contributions across the portfolio, including expected continued growth at Rochester and a full year of production at Las Chispas. The Company plans to issue guidance including New Gold’s two assets, the New Afton and Rainy River mines, upon closing of the transaction

“Coeur finished 2025 on a high note, achieving a third consecutive quarter of record-setting financial results, driven by higher realized prices, strong production and disciplined cost management,” said Mitchell J. Krebs, Chairman, President and Chief Executive Officer. “Each of the Company’s five operations delivered solid results and record free cash flow. Rochester’s fourth quarter results were especially noteworthy, with ore crushing and placement rates reaching record levels. Since closing the SilverCrest acquisition in mid-February, Las Chispas contributed $286 million of free cash flow to the Company, while Kensington delivered one of its strongest quarters ever on the back of its recently completed multi-year underground development and drilling program.

“Coeur’s 2026 production guidance reflects our continued confidence in delivering record-setting operating and financial results this year. Following the expected close of our acquisition of New Gold in the first half of 2026, the addition of the New Afton and Rainy River operations in Canada will further enhance our emergence as a new precious metals mining leader at just the right time. On a combined basis, we expect to generate approximately $3 billion of EBITDA and $2 billion of free cash flow from our seven North American operations while remaining a top five global silver producer. We look forward to sharing updated guidance following the transaction close that highlights the scale and quality of this exciting new North American-only precious metals platform.

“Coeur’s successful reserve and resource update issued yesterday further underscores the Company’s long-term growth potential through our sustained commitment to exploration. In addition to more than replacing Company-wide depletion, the near-doubling of mine life at Wharf to twelve years and strong reserve increases at Kensington and Palmarejo highlight the success of our organic growth strategy and long track record of generating value through investing in brownfield exploration.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce metrics)	2025	4Q 2025	3Q 2025	2Q 2025	1Q 2025	2024	4Q 2024
Gold Sales	$1,343.7	$424.8	$360.5	$323.1	$235.3	$734.9	$205.2
Silver Sales	$726.4	$250.1	$194.1	$157.5	$124.7	$319.1	$100.2
Consolidated Revenue	$2,070.1	$674.7	$554.6	$480.7	$360.1	$1,054.0	$305.4
Costs Applicable to Sales[3]	$898.4	$215.9	$248.7	$229.5	$204.3	$606.2	$158.8
General and Administrative Expenses	$57.2	$15.2	$14.8	$13.3	$13.9	$47.7	$11.1
Net Income	$585.9	$215.0	$266.8	$70.7	$33.4	$58.9	$37.9
Net Income Per Share	$0.95	$0.29	$0.41	$0.11	$0.06	$0.15	$0.08
Adjusted Net Income[1]	$493.4	$227.3	$122.7	$102.9	$40.5	$70.1	$45.3
Adjusted Net Income[1] Per Share	$0.80	$0.35	$0.19	$0.16	$0.08	$0.18	$0.11
Weighted Average Shares Outstanding	614.7	645.9	644.9	643.1	521.2	397.4	401.0
EBITDA[1]	$964.6	$407.2	$249.1	$203.0	$105.3	$302.6	$104.6
Adjusted EBITDA[1]	$1,025.8	$424.5	$265.6	$213.8	$121.9	$339.2	$116.4
Cash Flow from Operating Activities	$886.9	$374.6	$237.7	$207.0	$67.6	$174.2	$63.8
Capital Expenditures	$221.2	$61.4	$49.0	$60.8	$50.0	$183.2	$47.7
Free Cash Flow[1]	$665.7	$313.2	$188.7	$146.2	$17.6	$(9.0)	$16.1
Cash Income and Mining Taxes	$178.5	$41.2	$36.4	$38.2	$62.6	$45.1	$11.7
Cash, Equivalents & Short-Term Investments	$553.6	$553.6	$266.3	$111.6	$77.6	$55.1	$55.1
Total Debt[4]	$340.5	$340.5	$363.5	$380.7	$498.3	$590.1	$590.1
Average Realized Price Per Ounce – Gold	$3,184	$3,818	$3,148	$3,021	$2,635	$2,156	$2,399
Average Realized Price Per Ounce – Silver	$40.01	$54.30	$38.93	$33.72	$32.05	$27.95	$31.11
Gold Ounces Produced	419,046	112,429	111,364	108,487	86,766	341,582	87,149
Silver Ounces Produced	17.9	4.7	4.8	4.7	3.7	11.4	3.2
Gold Ounces Sold	422,032	111,273	114,495	106,948	89,316	340,816	85,555
Silver Ounces Sold	18.2	4.6	5.0	4.7	3.9	11.4	3.2
Adjusted CAS per AuOz[1]	$1,347	$1,207	$1,355	$1,405	$1,476	$1,203	$1,192
Adjusted CAS per AgOz[1]	$17.69	$17.29	$18.45	$16.48	$17.94	$16.55	$16.93

Financial Results

Fourth quarter 2025 revenue totaled $675 million compared to $555 million in the prior period and $305 million in the fourth quarter of 2024. The Company produced 112,429 and 4.7 million ounces of gold and silver, respectively, during the quarter. Metal sales for the quarter totaled 111,273 ounces of gold and 4.6 million ounces of silver. Average realized gold and silver prices for the quarter were $3,818 and $54.30 per ounce, respectively, compared to $3,148 and $38.93 per ounce in the prior period and $2,399 and $31.11 per ounce in the fourth quarter of 2024.

Coeur generated $2.1 billion in revenue in 2025, compared to $1.1 billion in 2024. Full-year gold and silver production totaled 419,046 and 17.9 million ounces, respectively, compared to 341,582 ounces of gold and 11.4 million ounces of silver in 2024. Metal sales in 2025 included 422,032 and 18.2 million ounces of gold and silver, respectively. Average realized gold and silver prices for the year were $3,184 and $40.01 per ounce, respectively, compared to $2,156 and $27.95 per ounce in 2024.

Gold and silver sales represented 63% and 37% of quarterly revenue, respectively. For the full year, gold and silver sales accounted for 65% and 35% of revenue, respectively. The Company’s U.S. operations accounted for approximately 59% and 57% of fourth quarter and full-year revenue, respectively.

Adjusted costs applicable to sales per ounce1 of gold and silver totaled $1,207 and $17.29, respectively. General and administrative expenses increased 3% quarter-over-quarter to $15 million, due primarily to increased stock-based compensation.

Coeur invested approximately $25 million ($19 million expensed and $7 million capitalized) in exploration during the quarter, compared to approximately $30 million ($25 million expensed and $5 million capitalized) in the prior period. For the full year, the Company invested approximately $108 million ($87 million expensed and $21 million capitalized) compared to roughly $77 million ($60 million expensed and $17 million capitalized) in 2024. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.

The Company recorded income tax expense of approximately $113 million and $97 million during the fourth quarter and for the full year, respectively. Cash income and mining taxes paid during the period totaled approximately $41 million, bringing the full-year total to $178 million, including $63 million, $38 million, and $36 million in the first, second, and third quarters, respectively. Cash taxes paid in 2025 primarily reflect income and mining tax payments in Mexico. Coeur expects to pay approximately $150 - $160 million in cash taxes during the first quarter of 2026, primarily as a result of strong operational performance at Palmarejo and Las Chispas.

Quarterly operating cash flow increased to $375 million compared to $238 million in the prior period, driven by strong operational performance, increased metal sales and higher average metals prices. For the full year, operating cash flow totaled $887 million compared to $174 million in the prior period.

Fourth quarter capital expenditures were $61 million compared to $49 million in the prior period, bringing the full-year total to $221 million and within Coeur’s 2025 guidance range of $187 - $225 million. Sustaining and development capital expenditures accounted for approximately $48 million and $14 million, or 78% and 22%, respectively, of Coeur’s total capital investment during the quarter.

Coeur repurchased $2.3 million of shares in the fourth quarter, bringing the full-year total to $9.6 million. Repurchase activity was limited in the quarter due to a blackout period leading up to the announcement of the New Gold acquisition and trading restrictions post-announcement that limited repurchase volume and timing.

Operations

Fourth quarter and full-year 2025 highlights for each of the Company’s operations are provided below.

Las Chispas, Mexico

(Dollars in millions, except per ounce amounts)	2025	4Q 2025	3Q 2025	2Q 2025	1Q 2025	2024	4Q 2024
Tonnes milled	403,011	114,814	126,930	107,410	53,857	—	—
Average gold grade (grams/tonne)	4.4	4.4	3.7	5.0	4.4	—	—
Average silver grade (grams/tonne)	409	411	354	457	436	—	—
Average recovery rate – Au	97.1%	89.9%	97.9%	98.6%	98.6%	—%	—%
Average recovery rate – Ag	97.2%	90.3%	97.8%	98.5%	98.1%	—%	—%
Gold ounces produced	54,705	14,719	16,540	16,271	7,175	—	—
Silver ounces produced (000’s)	5,146	1,371	1,572	1,489	714	—	—
Gold ounces sold	58,251	14,819	17,800	16,025	9,607	—	—
Silver ounces sold (000’s)	5,445	1,367	1,675	1,479	924	—	—
Average realized price per gold ounce	$3,489	$4,131	$3,427	$3,315	$2,902	$—	$—
Average realized price per silver ounce	$40.07	$53.68	$38.89	$33.48	$32.63	$—	$—
Metal sales	$421.4	$134.6	$126.1	$102.7	$58.0	$—	$—
Costs applicable to sales[3]	$201.7	$33.1	$68.1	$57.7	$42.8	$—	$—
Adjusted CAS per AuOz[1]	$1,649	$1,010	$1,836	$1,857	$2,095	$—	$—
Adjusted CAS per AgOz[1]	$19.11	$13.37	$21.13	$18.57	$23.61	$—	$—
Exploration expense	$10.4	$2.7	$2.5	$3.3	$1.9	$—	$—
Cash flow from operating activities[5]	$323.9	$92.3	$75.9	$58.6	$97.1	$—	$—
Sustaining capital expenditures (excludes capital lease payments)	$38.1	$13.8	$9.8	$9.2	$5.3	$—	$—
Development capital expenditures	$—	$—	$—	$—	$—	$—	$—
Total capital expenditures	$38.1	$13.8	$9.8	$9.2	$5.3	$—	$—
Free cash flow[1,5]	$285.8	$78.5	$66.1	$49.4	$91.8	$—	$—
Operational

•
Fourth quarter gold and silver production totaled 14,719 and 1.4 million ounces, respectively, compared to 16,540 and 1.6 million ounces in the prior period. For the full year, gold and silver production totaled 54,705 and 5.1 million ounces, respectively, which fell within the Company’s 2025 guidance ranges of 50,000 - 58,000 ounces of gold and 5.0 - 5.5 million ounces of silver

•	Production during the quarter was affected by higher gold and silver grades, offset by lower throughput rates and recoveries

Financial

•	Silver and gold accounted for approximately 55% and 45%, respectively, of revenue during the quarter

•
Fourth quarter adjusted CAS[1] for gold and silver on a co-product basis totaled $1,010 and $13.37 per ounce, respectively. CAS[1] per gold and silver ounce includes the impact of the $3.3 million of purchase price allocation ascribed to inventory, which contributed $101 per gold ounce and $1.33 per silver ounce to costs applicable to sales

•
For the full year, adjusted CAS[1] for gold and silver on a co-product basis totaled $1,649 and $19.11 per ounce, respectively. CAS[1] per gold and silver ounce includes the impact of the $93.5 million of purchase price allocation ascribed to inventory, which contributed $770 per gold ounce and $8.93 per silver ounce to costs applicable to sales. Excluding this non-cash adjustment, both gold and silver ended the year within their 2025 guidance ranges of $850 - $950 and $9.25 - $10.25 per ounce, respectively. The non-cash PPA adjustment will not be required on a go-forward basis as the original four-month stockpile has been fully processed and replaced with newly mined material in front of the mill, totaling approximately 1.8 million ounces of silver and approximately 18,800 ounces of gold

•	Free cash flow[1] in the fourth quarter and full year totaled $79 million and $286 million, respectively

Exploration

•
Exploration investment in the fourth quarter totaled approximately $7 million ($3 million expensed and $4 million capitalized) compared to $4 million ($3 million expensed and $2 million capitalized) in the prior period

•	Up to six rigs were operational in the Las Chispas Block and the Gap Zone (three on surface and three underground), and up to seven rigs active at Babicanora

•	Drilling in 2025 was mainly focused on expansion and infill drilling of known veins, with scout drilling undertaken at the El Cumaru and Espiritu Santo targets

•
Several new veins and associated splays were discovered this year, including the Augusta and Promesa systems in the Gap/Las Chispas Blocks, and the Lupita vein discovered during the quarter in the Babicanora Block

•
All three veins are delivering multi‑kilo silver‑equivalent intercepts, highlighting the strong mineralization and continued discovery potential of the land package not only through scout drilling, but also through focused expansion and infill drilling between the known vein systems

•	In 2026, the Company expects to continue systematic expansion and infill drilling, with greater emphasis on scout drilling

Guidance

•	Full-year 2026 production is expected to be 55,000 - 65,000 ounces of gold and 5.5 - 6.3 million ounces of silver

•	Adjusted CAS[1] in 2026 are expected to be $750 - $950 per gold ounce and $12.50 - $14.50 per silver ounce

•	Capital expenditures in 2026 are expected to be $71 - $84 million, consisting primarily of sustaining capital and underground development

•	Exploration investment in 2026 is expected to be $21 - $26 million ($11 - $14 million expensed and $10 - $12 million capitalized)

Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2025	4Q 2025	3Q 2025	2Q 2025	1Q 2025	2024	4Q 2024
Tonnes milled	1,749,318	470,127	440,227	438,968	399,996	1,599,167	380,118
Average gold grade (grams/tonne)	1.9	1.8	1.8	2.1	1.9	2.3	2.0
Average silver grade (grams/tonne)	130	117	119	139	149	155	143
Average recovery rate – Au	94.2%	93.9%	95.0%	92.9%	95.2%	93.0%	91.2%
Average recovery rate – Ag	88.7%	88.8%	89.9%	88.6%	87.4%	85.0%	88.3%
Gold ounces produced	100,768	25,662	24,802	27,272	23,032	108,666	22,490
Silver ounces produced (000’s)	6,501	1,566	1,514	1,741	1,680	6,780	1,543
Gold ounces sold	100,723	24,378	26,850	26,782	22,713	108,783	22,353
Silver ounces sold (000’s)	6,499	1,510	1,633	1,720	1,636	6,797	1,598
Average realized price per gold ounce	$2,165	$2,492	$2,144	$2,093	$1,924	$1,751	$1,750
Average realized price per silver ounce	$39.35	$54.26	$38.97	$33.76	$31.85	$27.74	$31.27
Metal sales	$473.8	$142.7	$121.2	$114.1	$95.8	$379.1	$89.1
Costs applicable to sales[3]	$191.7	$48.3	$51.0	$48.7	$43.7	$195.5	$45.5
Adjusted CAS per AuOz[1]	$871	$847	$887	$888	$882	$892	$894
Adjusted CAS per AgOz[1]	$15.85	$18.13	$16.44	$14.39	$14.37	$14.28	$15.92
Exploration expense	$18.5	$4.9	$5.7	$4.0	$3.9	$13.2	$3.8
Cash flow from operating activities	$180.0	$70.8	$52.6	$47.9	$8.7	$138.1	$33.2
Sustaining capital expenditures (excludes capital lease payments)	$15.6	$5.2	$4.3	$3.6	$2.5	$18.3	$6.5
Development capital expenditures	$9.9	$3.1	$1.4	$2.0	$3.4	$12.3	$3.4
Total capital expenditures	$25.5	$8.3	$5.7	$5.6	$5.9	$30.6	$9.9
Free cash flow[1]	$154.5	$62.5	$46.9	$42.3	$2.8	$107.5	$23.3
Operational

•
Fourth quarter gold and silver production totaled 25,662 and 1.6 million ounces, respectively, compared to 24,802 and 1.5 million ounces in the prior period and 22,490 and 1.5 million ounces in the fourth quarter of 2024. For the full year, gold and silver production totaled 100,768 and 6.5 million ounces, respectively, which fell within the Company’s 2025 guidance ranges of 96,000 - 106,000 ounces of gold and 6.0 - 6.8 million ounces of silver

•	Production increases during the quarter were driven by higher tonnes milled, partially offset by lower gold and silver grades

Financial

•	Silver and gold accounted for approximately 57% and 43%, respectively, of revenue during the quarter

•	Fourth quarter adjusted CAS[1] for gold and silver on a co-product basis totaled $847 and $18.13 per ounce, respectively

•
For the full year, adjusted CAS[1] for gold and silver on a co-product basis totaled $871 and $15.85 per ounce, respectively, compared to $892 and $14.28 per ounce in the prior period. Gold CAS[1] finished the year below the Company’s 2025 guidance range of $890 - $960 per ounce, while silver CAS[1] was within the Company’s 2025 guidance range of $15.00 - $16.00 per ounce

•	Capital expenditures increased to $8 million compared to $6 million in the prior period. For the full year, capital expenditures decreased 17% from the prior period to $26 million

•	Free cash flow[1] in the fourth quarter and full year totaled $63 million and $155 million, respectively, compared to $47 million and $108 million, respectively, in the prior periods

Exploration

•
Exploration investment for the fourth quarter totaled approximately $6 million ($5 million expensed and $1 million capitalized) compared to roughly $6 million (substantially all expensed) in the prior period. For the full year, exploration investment increased 50% to roughly $20 million (substantially all expensed)

•	The exploration program continued with 11 rigs across the property during the fourth quarter

•
Step-out drilling along the Hidalgo Corridor (Hidalgo, Libertad and San Juan veins) delivered excellent results, with a cumulative 850 meters of additional strike length defined this year. Since its discovery in 2019, Hidalgo has become Palmarejo’s second largest reserve (after the Guadalupe deposit) and is expected to expand further

•
A key focus during the quarter was the Guazapares block located in East Palmarejo, where validation drilling of the San Miguel and La Union deposits was successfully completed, with excellent results including some of the best intercepts ever seen at Palmarejo (see press release dated December 8, 2025)

•
Exploration in 2025 was primarily focused on supporting mine life in the Hidalgo – Independencia Mine Corridor, validating the historic Fresnillo resources (at Independencia Sur, San Miguel and La Union) outside the area impacted by the gold stream with Franco-Nevada, and continuing to build the inferred pipeline, with particular focus in East Palmarejo. All these goals were successfully achieved with significant additions to reserves in the Mine Corridor and large resource growth in the Guazapares Corridor

•
Key goals in 2026 are to accelerate infill drilling via new underground infrastructure at Hidalgo, continue to build the near-mine inferred pipeline and further increase budget allocation to East Palmarejo in order to build significant new resources outside the Franco-Nevada gold stream area of interest. Over 70% of this year’s exploration budget is expected to be allocated outside this area of interest, representing the highest level ever

Other

•
Approximately 49% and 48% of Palmarejo’s gold sales in the fourth quarter and full year, respectively, were sold under the gold stream agreement with Franco-Nevada at a price of $800 per ounce, totaling 11,948 ounces in the fourth quarter and 48,394 ounces for the full year. The Company anticipates approximately 40% - 50% of Palmarejo’s 2026 gold sales will be sold under the gold stream agreement

Guidance

•	Full-year 2026 production is expected to be 95,000 - 105,000 ounces of gold and 6.25 - 7.0 million ounces of silver

•	Adjusted CAS[1] in 2026 are expected to be $700 - $900 per gold ounce and $21.50 - $23.50 per silver ounce

•	Capital expenditures in 2026 are expected to be $35 - $41 million, consisting primarily of sustaining capital and underground development

•	Exploration investment in 2026 is expected to be $24 - $28 million ($22 - $24 million expensed and $2 - $4 million capitalized)

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	2025	4Q 2025	3Q 2025	2Q 2025	1Q 2025	2024	4Q 2024
Ore tonnes placed	30,272,766	9,275,732	7,535,326	7,122,912	6,338,796	21,345,895	7,463,248
Average silver grade (grams/tonne)	19	17	19	20	20	18	15
Average gold grade (grams/tonne)	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Silver ounces produced (000’s)	6,132	1,748	1,644	1,456	1,284	4,378	1,551
Gold ounces produced	60,178	17,722	14,801	14,302	13,353	39,203	15,752
Silver ounces sold (000’s)	6,077	1,701	1,656	1,438	1,282	4,389	1,571
Gold ounces sold	60,612	18,043	13,975	13,881	14,713	38,345	14,824
Average realized price per silver ounce	$40.70	$54.85	$38.95	$33.88	$31.86	$28.31	$30.97
Average realized price per gold ounce	$3,476	$4,139	$3,431	$3,333	$2,840	$2,387	$2,604
Metal sales	$458.0	$167.9	$112.5	$95.0	$82.6	$215.8	$87.2
Costs applicable to sales[3]	$209.1	$60.7	$52.0	$47.9	$48.5	$154.6	$51.5
Adjusted CAS per AgOz[1]	$18.39	$19.69	$17.73	$16.83	$18.41	$20.07	$17.96
Adjusted CAS per AuOz[1]	$1,570	$1,458	$1,585	$1,675	$1,670	$1,663	$1,495
Prepayment, working capital cash flow	$(17.5)	$—	$—	$—	$(17.5)	$—	$—
Exploration expense	$8.6	$2.7	$3.2	$1.2	$1.5	$5.1	$2.7
Cash flow from operating activities	$166.4	$92.6	$41.2	$39.6	$(7.0)	$4.6	$26.0
Sustaining capital expenditures (excludes capital lease payments)	$49.8	$13.1	$7.5	$20.7	$8.5	$42.6	$10.4
Development capital expenditures	$16.0	$1.7	$4.1	$3.8	$6.4	$30.1	$3.5
Total capital expenditures	$65.8	$14.8	$11.6	$24.5	$14.9	$72.7	$13.9
Free cash flow[1]	$100.6	$77.8	$29.6	$15.1	$(21.9)	$(68.1)	$12.1
Operational

•
Silver and gold production in the fourth quarter increased to 1.7 million and 17,722 ounces, respectively, compared to 1.6 million and 14,801 ounces in the prior period and 1.6 million and 15,752 ounces in the fourth quarter of 2024. For the full year, silver and gold production totaled 6.1 million and 60,178 ounces, respectively, which was within 2025 guidance ranges of 6.0 - 6.7 million ounces of silver and 55,000 - 62,500 ounces of gold, and represented year-over-year increases of 40% and 54%, respectively

•
Record quarterly ore tonnes crushed and placed were achieved during the quarter. Ore tonnes placed through the crushing circuit increased 12% to 6.4 million tonnes (7.0 million imperial tons) compared to 5.7 million tonnes (6.3 million imperial tons) in the prior quarter. Tonnes placed during the quarter totaled 9.3 million tonnes (10.2 million imperial tons), compared to 7.5 million tonnes (8.3 million imperial tons) in the prior period. Additionally, the Company placed approximately 2.9 million tonnes (3.2 million imperial tons) of direct-to-pad (“DTP”) material, up 57% from 1.9 million tonnes (2.0 million imperial tons) of DTP material placed in the prior quarter

Financial

•	Silver and gold accounted for approximately 56% and 44%, respectively, of revenue during the quarter

•	Fourth quarter adjusted CAS[1] for gold and silver on a co-product basis totaled $1,458 and $19.69 per ounce, respectively

•	Full-year adjusted CAS[1] for gold and silver on a co-product basis totaled $1,570 and $18.39 per ounce, respectively, compared to $1,663 and $20.07 per ounce in the prior period

•
Capital expenditures increased to $15 million compared to $12 million in the prior period, driven by ramp-up of activities related to the next phase of Stage 6 leach pad development. Full-year capital expenditures totaled $66 million compared to $73 million in the prior period

•	Free cash flow[1] in the fourth quarter and for the full year totaled $78 million and $101 million, respectively, compared to $30 million and $(68) million, respectively, in the prior periods

Exploration

•
Exploration investment in the fourth quarter totaled approximately $3 million (substantially all expensed) compared to roughly $3 million (substantially all expensed) in the prior quarter. For the full year, exploration investment totaled roughly $12 million ($9 million expensed and $3 million capitalized)

•	One rig was active during the quarter conducting infill, expansion and condemnation drilling at Lincoln Hill

•
During 2025, exploration programs were mainly focused on the drilling and upgrading of the geological models at Rochester, Nevada Packard and Lincoln Hill. Drilling was focused on assessing the opportunity for higher grade material. Multiple high-grade structures were tested, with targets in East Rochester demonstrating strong potential. In 2026, further work is planned to test higher grade targets in the Corridor and at Lincoln Hill

•	Three new geological models were completed in 2025, enabling enhanced exploration targeting and operational support through inclusion of more orebody characterization for long range planning

•	In the first half of 2026, drilling to support POA 12 is expected to be completed, with a pivot to target generation, ranking and scout drilling for the remainder of the year

Guidance

•	Full-year 2026 production is expected to be 6.4 - 7.8 million ounces of silver and 70,000 - 90,000 ounces of gold

•	Adjusted CAS[1] in 2026 are expected to be $23.00 - $25.00 per silver ounce and $1,350 - $1,550 per gold ounce

•
Capital expenditures in 2026 are expected to be $96 - $110 million, which includes projects related to the Phase 2 development of the Stage 6 leach pad and modifications after the startup of the crusher corridor

•	Exploration investment in 2026 is expected to be $14 - $17 million ($7 - $9 million expensed and $7 - $8 million capitalized)

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	2025	4Q 2025	3Q 2025	2Q 2025	1Q 2025	2024	4Q 2024
Tonnes milled	692,178	178,513	171,190	174,333	168,142	634,156	166,595
Average gold grade (grams/tonne)	5.2	5.6	5.5	5.2	4.5	5.1	5.5
Average recovery rate	92.0%	92.7%	90.5%	91.8%	93.3%	91.3%	91.8%
Gold ounces produced	106,068	29,567	27,231	26,555	22,715	95,671	26,931
Gold ounces sold	105,682	28,715	28,011	26,751	22,205	95,361	25,839
Average realized price per gold ounce, gross	$3,632	$4,379	$3,588	$3,410	$2,990	$2,415	$2,702
Treatment and refining charges per gold ounce	$58	$67	$56	$56	$53	$53	$53
Average realized price per gold ounce, net	$3,574	$4,312	$3,532	$3,354	$2,937	$2,362	$2,649
Metal sales	$377.7	$123.8	$98.9	$89.8	$65.2	$225.1	$68.3
Costs applicable to sales[3]	$179.1	$44.1	$46.7	$46.1	$42.2	$157.8	$39.7
Adjusted CAS per AuOz[1]	$1,685	$1,533	$1,659	$1,713	$1,882	$1,651	$1,529
Prepayment, working capital cash flow	$(12.1)	$—	$—	$—	$(12.1)	$(12.9)	$(12.9)
Exploration expense	$7.8	$0.8	$2.2	$1.5	$3.3	$5.5	$0.7
Cash flow from operating activities	$157.3	$69.0	$46.4	$36.0	$5.9	$40.9	$8.5
Sustaining capital expenditures (excludes capital lease payments)	$46.3	$9.4	$9.4	$12.3	$15.2	$68.7	$18.9
Development capital expenditures	$19.3	$8.8	$6.2	$4.0	$0.3	$—	$—
Total capital expenditures	$65.6	$18.2	$15.6	$16.3	$15.5	$68.7	$18.9
Free cash flow[1]	$91.7	$50.8	$30.8	$19.7	$(9.6)	$(27.8)	$(10.4)

Operational

•
Gold production in the fourth quarter totaled 29,567 ounces compared to 27,231 ounces in the prior period and 26,931 ounces in the fourth quarter of 2024. For the full year, gold production totaled 106,068 ounces and was within the 2025 guidance range of 98,500 - 108,500 ounces, and represented a year-over-year increase of 11%

•	Stronger production during the quarter was driven by higher average gold grade and increased mill throughput

Financial

•
Fourth quarter adjusted CAS[1] totaled $1,533 per ounce compared to $1,659 per ounce in the prior period, due primarily to increased metal sales. Full-year adjusted CAS[1] totaled $1,685 per ounce compared to $1,651 in the prior period and was below the 2025 guidance range of $1,700 - $1,800 per ounce

•	Capital expenditures increased 17% quarter-over-quarter to $18 million. For the full year, capital expenditures decreased 5% to $66 million

•	Free cash flow[1] in the fourth quarter and full year totaled $51 million and $92 million, respectively, compared to $31 million and $(28) million, respectively, in the prior periods

Exploration

•
Exploration investment in the fourth quarter totaled approximately $2 million ($1 million expensed and $1 million capitalized), compared to $4 million ($2 million expensed and $2 million capitalized) in the prior period. For the full year, exploration investment totaled roughly $15 million ($8 million expensed and $8 million capitalized)

•	Expansion and infill drilling in Lower Kensington was completed during the quarter. Additional expansion and infill drilling was also undertaken in Upper Kensington at Zone 30B

•
In 2025, the Company successfully achieved its exploration goals at Kensington resulting in a meaningful increase in life of mine, with efforts focused on maintaining life-of-mine levels, recommencing scout drilling, and improving orebody knowledge

•	Exploration programs in 2026 are expected to continue similarly with an increased focus on scout drilling

Guidance

•	Full-year 2026 production is expected to be 98,000 - 110,000 gold ounces

•	Adjusted CAS[1] in 2026 are expected to be $1,750 - $1,950 per gold ounce

•	Capital expenditures in 2026 are expected to be $54 - $63 million, which includes investment related to raising the main tailings storage facility embankment, expected to be completed this year

•	Exploration investment in 2026 is expected to be $14 - $15 million ($8 - $9 million expensed and $6 - $6 million capitalized)

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	2025	4Q 2025	3Q 2025	2Q 2025	1Q 2025	2024	4Q 2024
Ore tonnes placed	3,757,245	595,737	1,220,764	1,002,988	937,756	4,539,495	1,056,774
Average gold grade (grams/tonne)	0.9	0.9	1.0	1.2	0.7	1.1	0.8
Gold ounces produced	97,327	24,759	27,990	24,087	20,491	98,042	21,976
Silver ounces produced (000’s)	136	24	25	36	51	232	54
Gold ounces sold	96,764	25,318	27,859	23,509	20,078	98,327	22,539
Silver ounces sold (000’s)	134	27	22	35	50	233	54
Average realized price per gold ounce	$3,452	$4,120	$3,412	$3,315	$2,827	$2,315	$2,620
Metal sales	$339.2	$105.8	$95.9	$79.1	$58.4	$234.0	$60.7
Costs applicable to sales[3]	$116.9	$30.0	$30.9	$29.0	$27.0	$98.4	$22.1
Adjusted CAS per AuOz[1]	$1,151	$1,121	$1,079	$1,175	$1,260	$934	$902
Prepayment, working capital cash flow	$(12.5)	$—	$—	$—	$(12.5)	$—	$—
Exploration expense	$7.4	$0.6	$0.7	$3.5	$2.6	$6.2	$2.7
Cash flow from operating activities	$180.2	$65.9	$57.2	$41.4	$15.7	$101.9	$22.2
Sustaining capital expenditures (excludes capital lease payments)	$12.8	$2.9	$1.2	$2.3	$6.4	$7.2	$2.9
Development capital expenditures	$5.0	$0.7	$2.0	$1.3	$1.0	$—	$—
Total capital expenditures	$17.8	$3.6	$3.2	$3.6	$7.4	$7.2	$2.9
Free cash flow[1]	$162.4	$62.3	$54.0	$37.8	$8.3	$94.7	$19.3

Operational

•
Gold production in the fourth quarter decreased 12% quarter over quarter to 24,759 ounces. For the full year, gold and silver production totaled 97,327 and 135,722 ounces, respectively, which was within the 2025 guidance ranges of 93,000 - 103,000 ounces of gold and 100,000 - 150,000 ounces of silver

•	Lower production during the quarter was largely due to timing of ounces placed on the leach pad in the prior quarter at a lower average gold grade

•
Ore tonnes placed were 51% lower than the third quarter as a result of a fire incident at the tertiary crusher which occurred during regularly scheduled maintenance. The tertiary crusher sustained damage to conveyor belts, electrical system components and other ancillary equipment which will require replacement, but the site is partially mitigating reduced crushing capacity by adding temporary crushing capacity. Detailed engineering for the replacement crusher has been completed and a new tertiary crushing system is planned to be installed and commissioned during the second quarter of 2026. Production is expected to progressively increase throughout the year as permanent crushing capacity is restored

Financial

•
Adjusted CAS[1] on a by-product basis increased 4% quarter-over-quarter to $1,121 per ounce, due primarily to lower gold sales. Full-year adjusted CAS[1] totaled $1,151 per ounce and was within the 2025 guidance range of $1,125 - 1,225 per ounce

•	Capital expenditures totaled approximately $4 million compared to $3 million in the prior period

•	Free cash flow[1] in the fourth quarter and full year totaled $62 million and $162 million, respectively, compared to $54 million and $95 million in the prior periods

Exploration

•
Exploration investment during the fourth quarter totaled $1 million (substantially all expensed), compared to $3 million ($1 million expensed and $2 million capitalized) in the prior quarter. For the full year, exploration investment totaled roughly $10 million ($7 million expensed and $2 million capitalized)

•
During 2025, the key aims of exploration at Wharf were to complete expansion and infill programs at the Juno and North Foley deposits with the aim of extending mine life. These were achieved in the third quarter, with results supporting a doubling of mine life and a trebling of inferred resources to 1.5 million

•	In 2026, programs are expected to be focused on further conversion at Juno and North Foley and to build the inferred pipeline

Guidance

•	Full-year 2026 production is expected to be 72,000 - 90,000 ounces of gold and 50,000 - 200,000 ounces of silver

•	Adjusted CAS[1] in 2026 are expected to be $1,400 - $1,600 per gold ounce

•	Capital expenditures in 2026 are expected to be $17 - $23 million, which reflects remediation of the existing crusher and planned infrastructure upgrades

•	Exploration investment in 2026 is expected to be $10 - $12 million ($8 - $9 million expensed and $2 - $3 million capitalized)

Exploration

During the fourth quarter, Coeur invested approximately $25 million ($19 million expensed and $7 million capitalized), compared to roughly $30 million ($25 million expensed and $5 million capitalized) in the prior period. For the full year, the Company invested approximately $108 million ($87 million expensed and $21 million capitalized), compared to roughly $77 million ($60 million expensed and $17 million capitalized) in 2024.

At Silvertip, exploration investment totaled approximately $6 million in the fourth quarter, compared to $10 million in the prior period, with up to five rigs drilling across the property. During the fourth quarter, scout and expansion drilling focused on the Southern Silver, Discovery, Camp Creek and Saddle Zones, using one underground rig and four surface rigs. In 2025, all the key exploration aims were achieved, including completion of the geological model, drilling to support the study program that is underway, and completion of regional programs that started in 2024.

The Company’s exploration investment in 2026 is expected to total $93 - $103 million for expansion drilling (classified as exploration expense) and $27 - $33 million for infill drilling (capitalized exploration) for a total expected investment of $120 - $136 million.

Top exploration priorities for 2026 are: (i) continuing to extend and infill known deposits to support future life of mine and building the inferred pipeline at Las Chispas, in addition to restarting regional exploration; (ii) infill drilling at Hidalgo to support near-term life of mine additions at Palmarejo, continuing to build the inferred pipeline to provide optionality to the operation, with particular emphasis on East Palmarejo; (iii) completing all drilling to support the next stage of mine permit expansion at Rochester along with regional studies and scout drilling across the district to build the exploration pipeline; (iv) maintaining a five-year reserve-based mine life at Kensington and increasing focus on scout drilling to add inferred resources; (v) continuing the expansion and infill programs at Wharf to further add to the life of mine and district-scale work to support long-term mine life additions; (vi) drill programs to support the study program and continue expanding the resource base at Silvertip through a mix of scout, expansion and infill drilling, totaling approximately $35 million.

2026 Guidance

The Company has provided guidance for full-year 2026 including production, CAS, capital expenditures, depreciation, depletion and amortization (“DD&A”), exploration, general and administrative expenses (“G&A”), and income and mining tax.

Overall cost guidance reflects higher expected royalty expense driven by stronger realized metal prices, particularly at Rochester, the impact of a stronger Mexican peso, inflation of 3% to 5% across the portfolio, and higher planned maintenance costs. For our co-product mines (Las Chispas, Palmarejo, Rochester), costs are allocated to gold and silver based on their relative revenue contribution. Given the higher expected contribution of silver to total revenue due to the silver price’s outperformance relative to the gold price, silver CAS per ounce is expected to be higher in 2026, consistent with the trend seen in the second half of 2025.

2026 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Las Chispas	55,000 - 65,000	5,500 - 6,300
Palmarejo	95,000 - 105,000	6,250 - 7,000
Rochester	70,000 - 90,000	6,400 - 7,800
Kensington	98,000 - 110,000	—
Wharf	72,000 - 90,000	50 - 200
Total	390,000 - 460,000	18,200 - 21,300

2026 Adjusted Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Las Chispas (co-product)	$750 - $950	$12.50 - $14.50
Palmarejo (co-product)	$700 - $900	$21.50 - $23.50
Rochester (co-product)	$1,350 - $1,550	$23.00 - $25.00
Kensington	$1,750 - $1,950	—
Wharf (by-product)	$1,400 - $1,600	—

2026 Capital, DD&A, Exploration, G&A and Income and Mining Tax Guidance

($M)
Capital Expenditures, Sustaining	$207 - $239
Capital Expenditures, Development	$98 - $125
Exploration, Expensed	$93 - $103
Exploration, Capitalized	$27 - $33
General & Administrative Expenses	$63 - $67
Cash Income and Mining Taxes	$400 - $500
Amortization	$335 - $390
Effective Tax Rate (%)	29% - 35%

Note: The Company’s guidance figures assume estimated prices of $4,550/oz gold and $77.50/oz silver as well as CAD of 1.38 and MXN of 18.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

The normalized effective tax rate excludes items that are not reflective of Coeur’s underlying performance, such as the impacts of foreign currency on deferred taxes, taxes related to prior periods, and one-time, non-cash, tax valuation allowance adjustments.

Financial Results and Conference Call

Coeur will host a conference call to discuss its fourth quarter 2025 financial results on February 19, 2026 at 11:00 a.m. Eastern Time.

Dial-In Numbers:           (855) 560-2581 (U.S.)

(855) 669-9657 (Canada)

(412) 542-4166 (International)

Conference ID:              Coeur Mining

Hosting the call will be Mitchell J. Krebs, Chairman, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Executive Vice President and Chief Financial Officer, Michael “Mick” Routledge, Executive Vice President and Chief Operating Officer, Aoife McGrath, Executive Vice President, Exploration, and other members of management. A replay of the call will be available through February 26, 2026.

Replay numbers:
(855) 669-9658 (U.S./Canada)

(412) 317-0088 (International)

Conference ID:              424 35 40

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Las Chispas silver-gold mine in Sonora, Mexico, the Palmarejo gold-silver complex in Chihuahua, Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip polymetallic critical minerals exploration project in British Columbia.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding EBITDA, cash flow, production, costs, capital expenditures, tax rates and treatment, exploration and development efforts and plans and potential impacts on reserves and resources, mine lives and expected extensions, the gold stream agreement at Palmarejo, anticipated production, and costs and expenses and operations at Las Chispas, Palmarejo, Rochester, Kensington and Wharf. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold and silver and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploration and development activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns) and mining law changes, ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the risk of adverse outcomes in litigation, the uncertainties inherent in the estimation of mineral reserves and resources, impacts from Coeur’s future acquisition of new mining properties or businesses, risks associated with the anticipated acquisition of New Gold Inc., the risk that the Rochester expansion does not sustain planned performance, the loss of access or insolvency of any third-party refiner or smelter to whom Coeur markets its production, materials and equipment availability, inflationary pressures, changes in applicable tax laws or regulatory interpretations, impacts from tariffs or other trade barriers, continued access to financing sources, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under Item 1300 of SEC Regulation S-K, namely our Senior Vice President, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2025.

Notes
1.
EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s RCF. Future borrowing under the RCF may be subject to certain financial covenants. Please see tables in Appendix for the calculation of consolidated free cash flow and liquidity. The amounts shown in this news release for costs applicable to sales (CAS) per ounce for Las Chispas, adjusted EBITDA, and adjusted net income from continuing operations are presented on a different basis compared to the amounts reported in the news releases reporting results for the first, second, and third quarters of 2025 as a result of revisions to “Acquisition Accounting”. Based on discussions with the SEC staff in the course of a regular review of Company disclosures, the staff has provided its view that, under its guidance on non-GAAP financial measures, the Company is required to calculate Las Chispas CAS, adjusted EBITDA and adjusted net income using the fair value of Las Chispas’ legacy inventory held as of the Las Chispas acquisition closing date, February 14, 2025, except when calculating the net leverage ratio under the Company’s revolving credit facility (“RCF”) since the RCF contractually provides for certain adjustments to be made. As a result, except when calculating the net leverage ratio under the RCF, the Company is not making adjustments that were intended to calculate non-GAAP financial measures using SilverCrest Metals Inc.’s historical costs of producing legacy inventory as such inventory is sold.  In our view, the historical cost remains more indicative of the costs Las Chispas incurred in producing this legacy inventory, and is a better measure of performance, than the acquisition accounting measures of these costs.  As a result of removing these adjustments, for the three months ended September 30, June 30, and March 31, 2025, adjusted EBITDA (including LTM adjusted EBITDA) and adjusted net income in this release are lower than previously reported, and Las Chispas CAS are higher, except as used in calculation of the net leverage ratio under the RCF, including the impact of the amortization of acquired inventory purchase price allocation of $3.3 million, $33.4 million, $29.7 million, and $27.0 million for the three months ended December 31, September 30, June 30, and March 31, 2025, respectively and an impact of $93.5 million for last twelve months. In each case we are also providing separately the amount of the relevant impact of amortizing the non-cash, non-recurring step-up in cost basis for legacy inventory from the acquisition-related fair value accounting, so readers can supplementally assess such amounts to the extent they deem appropriate to understand the normal, recurring cost performance of Las Chispas as well as Company-wide adjusted EBITDA and adjusted net income.  To calculate amounts comparable to first, second and third quarter disclosures, which is the methodology the Company’s management uses to assess normal, recurring performance and our lenders use for purposes of calculating the net leverage ratio covenant under our revolving credit facility, readers would need to subtract the step-up in cost basis from Las Chispas CAS, and add back the impact of the step-up in cost basis to adjusted EBITDA and adjusted net income.

2.
Operating Statistics, Proven and Probable Reserves and Measured, Indicated and Inferred Resources presented above contain tabular information that is presented in both metric and imperial as follows: (i) metric tonnage is utilized for all metals; (ii) gold and silver grades are presented in grams per tonne; (iii) lead and zinc are presented in percentages; and (iv) metal content for gold and silver is presented in ounces while metal content for lead and zinc is presented in pounds. The information that is presented in metric for the periods ended December 31, 2024 and 2023 has been converted from the 2024 10-K, filed with the SEC on February 19, 2025, as this information was previously presented in imperial.

3.	Excludes amortization.
4.	Includes capital leases. Net of debt issuance costs and premium received.
5.	Includes $72.0 million of monetized finished goods following the SilverCrest acquisition on February 14, 2025.

Average Spot Prices

	2025	4Q 2025	3Q 2025	2Q 2025	1Q 2025	2024	4Q 2024
Average Gold Spot Price Per Ounce	$3,432	$4,135	$3,457	$3,280	$2,860	$2,386	$2,663
Average Silver Spot Price Per Ounce	$40.03	$54.73	$39.40	$33.68	$31.88	$28.27	$31.38

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, IL 60606
Attention: Jeff Wilhoit, Senior Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$553,597	$55,087
Receivables	69,160	29,930
Inventory	163,330	78,617
Ore on leach pads	157,461	92,724
Prepaid expenses and other	29,129	16,741
	972,677	273,099
NON-CURRENT ASSETS
Property, plant and equipment and mining properties, net	2,744,884	1,817,616
Goodwill	625,812	—
Ore on leach pads	119,446	106,670
Restricted assets	9,114	8,512
Receivables	19,683	19,583
Deferred tax assets	140,553	3,632
Other	63,513	72,635
TOTAL ASSETS	$4,695,682	$2,301,747
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$148,872	$125,877
Accrued liabilities and other	212,213	156,609
Debt	16,996	31,380
Reclamation	15,063	16,954
	393,144	330,820
NON-CURRENT LIABILITIES
Debt	323,537	558,678
Reclamation	262,448	243,538
Deferred tax liabilities	322,983	7,258
Other long-term liabilities	80,519	38,201
	989,487	847,675
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 900,000,000 shares, 642,092,761 issued and outstanding at December 31, 2025 and 399,235,632 at December 31, 2024	6,421	3,992
Additional paid-in capital	5,783,019	4,181,521
Accumulated deficit	(2,476,389)	(3,062,261)
	3,313,051	1,123,252
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,695,682	$2,301,747

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2025	2024	2023
	In thousands, except share data
Revenue	$2,070,126	$1,054,006	$821,206
COSTS AND EXPENSES
Costs applicable to sales(1)	898,437	606,192	632,896
Amortization	251,099	124,974	99,822
General and administrative	57,197	47,727	41,605
Exploration	86,592	59,658	30,962
Pre-development, reclamation, and other	69,788	51,273	54,636
Total costs and expenses	1,363,113	889,824	859,921
Income from operations	707,013	164,182	(38,715)
OTHER INCOME (EXPENSE), NET
Gain (loss) on debt extinguishment	(113)	417	3,437
Fair value adjustments, net	(342)	—	3,384
Interest expense, net of capitalized interest	(30,942)	(51,276)	(29,099)
Other, net	6,922	13,027	(7,463)
Total other income (expense), net	(24,475)	(37,832)	(29,741)
Income before income and mining taxes	682,538	126,350	(68,456)
Income and mining tax benefit (expense)	(96,666)	(67,450)	(35,156)
NET INCOME	$585,872	$58,900	$(103,612)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	—	(18,507)	(318)
Reclassification adjustments for realized (gain) loss on cash flow hedges	—	17,176	(10,694)
Other comprehensive income (loss)	—	(1,331)	(11,012)
COMPREHENSIVE INCOME	$585,872	$57,569	$(114,624)

NET INCOME PER SHARE
Basic income per share:
Basic	$0.96	$0.15	$(0.30)

Diluted	$0.95	$0.15	$(0.30)

(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2025	2024	2023
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$585,872	$58,900	$(103,612)
Adjustments:
Amortization	251,099	124,974	99,822
Accretion	20,978	18,208	16,381
Deferred taxes	(161,015)	(8,734)	(1,495)
(Gain) loss on debt extinguishment	113	(417)	(3,437)
Fair value adjustments, net	342	—	(3,384)
Stock-based compensation	19,209	12,022	11,361
Loss on the sale or disposition of assets	—	4,250	25,197
Write-downs	—	3,235	40,247
Deferred revenue recognition	(42,824)	(55,562)	(25,468)
Acquired inventory purchase price allocation	93,477	—	—
Other	4,306	5,483	3,215
Changes in operating assets and liabilities:
Receivables	(6,688)	(504)	933
Prepaid expenses and other current assets	72,634	2,777	(461)
Inventory and ore on leach pads	(51,798)	(69,640)	(47,592)
Accounts payable and accrued liabilities	101,174	79,242	55,581
CASH PROVIDED BY OPERATING ACTIVITIES	886,879	174,234	67,288
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(221,162)	(183,188)	(364,617)
Acquisitions, net	93,635	(10,000)	—
Proceeds from the sale of assets	13	37	8,546
Sale of investments	—	—	47,611
Proceeds from notes receivable	—	—	5,000
Other	(328)	(362)	(239)
CASH USED IN INVESTING ACTIVITIES	(127,842)	(193,513)	(303,699)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	10,005	22,823	168,964
Issuance of notes and bank borrowings, net of issuance costs	166,500	391,500	598,000
Payments on debt, finance leases, and associated costs	(417,886)	(398,348)	(528,541)
Share repurchases	(9,625)	—	—
Other financing activities	(9,625)	(2,085)	(2,370)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(260,631)	13,890	236,053
Effect of exchange rate changes on cash and cash equivalents	425	(1,115)	567
INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	498,831	(6,504)	209
Cash, cash equivalents and restricted cash at beginning of period	56,874	63,378	63,169
Cash, cash equivalents and restricted cash at end of period	$555,705	$56,874	$63,378

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	2025	4Q 2025	3Q 2025	2Q 2025	1Q 2025	2024	4Q 2024
Net income	$585,872	$214,969	$266,824	$70,726	$33,353	$58,900	$37,852
Interest expense, net of capitalized interest	30,942	5,968	6,273	8,251	10,450	51,276	11,887
Income tax provision (benefit)	96,666	112,539	(96,881)	62,595	18,413	67,450	18,420
Amortization	251,099	73,655	72,930	61,421	43,093	124,974	36,533
EBITDA	964,579	407,131	249,146	202,993	105,309	302,600	104,692
Fair value adjustments, net	342	—	—	(4)	346	—	—
Foreign exchange (gain) loss	(1,429)	(4,021)	2,080	(246)	758	(4,753)	(1,321)
Asset retirement obligation accretion	19,697	5,077	4,988	4,900	4,732	16,778	4,315
Inventory adjustments and write-downs	6,265	1,541	1,198	1,598	1,928	8,042	1,552
(Gain) loss on sale of assets	698	282	113	117	186	4,250	(102)
RMC bankruptcy distribution	(37)	—	—	(37)	—	(1,294)	(95)
(Gain) loss on debt extinguishment	113	107	6	—	—	(417)	—
Transaction costs	26,409	14,248	451	2,823	8,887	8,517	7,541
Kensington royalty settlement	(66)	1	—	28	(95)	7,369	—
Wage and hour litigation settlement	7,059	61	6,998	—	—	—	—
Mexico arbitration matter	2,950	57	743	1,740	410	3,612	152
Flow-through share premium	(808)	—	(111)	(112)	(585)	(5,563)	(369)
COVID-19	—	—	—	—	—	11	—
Adjusted EBITDA	$1,025,772	$424,484	$265,612	$213,800	$121,876	$339,152	$116,365
Revenue	$2,070,126	$674,847	$554,567	$480,650	$360,062	$1,054,006	$305,444
Adjusted EBITDA Margin	50%	63%	48%	44%	34%	32%	38%

Adjusted Net Income Reconciliation

(Dollars in thousands except per share amounts)	2025	4Q25	3Q 2025	2Q 2025	1Q 2025	2024	4Q 2024
Net income	$585,872	$214,969	$266,824	$70,726	$33,353	$58,900	$37,852
Fair value adjustments, net	342	—	—	(4)	346	—	—
Foreign exchange loss (gain)(1)	42,040	1,563	11,831	28,072	574	(4,448)	265
(Gain) loss on sale of assets	698	282	113	117	186	4,250	(102)
RMC bankruptcy distribution	(37)	—	—	(37)	—	(1,294)	(95)
(Gain) loss on debt extinguishment	113	107	6	—	—	(417)	—
Transaction costs	26,409	14,248	451	2,823	8,887	8,517	7,541
Kensington royalty settlement	(66)	1	—	28	(95)	7,369	—
Wage and hour litigation settlement	7,059	61	6,998	—	—	—	—
Mexico arbitration matter	2,950	57	743	1,740	410	3,612	152
Flow-through share premium	(808)	—	(111)	(112)	(585)	(5,563)	(369)
COVID-19	—	—	—	—	—	11	—
Valuation allowance and tax effect of adjustments	(171,211)	(3,992)	(164,162)	(467)	(2,590)	(820)	142
Adjusted net income	$493,361	$227,296	$122,693	$102,886	$40,486	$70,117	$45,386

Adjusted net income per share - Basic	$0.81	$0.36	$0.19	$0.16	$0.08	$0.18	$0.12
Adjusted net income per share - Diluted	$0.80	$0.35	$0.19	$0.16	$0.08	$0.18	$0.11

(1) Includes the impact of foreign exchange rates on deferred tax balances of $43.5 million and $0.3 million for the years ended December 31, 2025 and 2024, respectively, and $5.9 million, $9.8 million, $28.3 million, $(0.2) million, $(1.0) million for the the three months ended December 31, September 30, June 30, and March 31, 2025 and December 31, 2024, respectively.

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2025	4Q 2025	3Q 2025	2Q 2025	1Q 2025	2024	4Q 2024
Cash flow from operations	$886,879	$374,587	$237,706	$206,951	$67,635	$174,234	$63,793
Capital expenditures	221,162	61,319	49,034	60,807	50,002	183,188	47,720
Free cash flow	$665,717	$313,268	$188,672	$146,144	$17,633	$(8,954)	$16,073

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	2025	4Q 2025	3Q 2025	2Q 2025	1Q 2025	2024	4Q 2024
Cash provided by operating activities	$886,879	$374,587	$237,706	$206,951	$67,635	$174,234	$63,793
Changes in operating assets and liabilities:
Receivables	6,688	(1,265)	7,132	4,766	(3,945)	504	(16)
Prepaid expenses and other	(72,634)	4,366	7,489	(2,424)	(82,065)	(2,777)	408
Inventories	51,798	24,314	5,011	14,125	8,348	69,640	15,852
Accounts payable and accrued liabilities	(101,174)	(84,436)	(18,636)	(61,845)	63,743	(79,242)	(1,485)
Operating cash flow before changes in working capital	$771,557	$317,566	$238,702	$161,573	$53,716	$162,359	$78,552

Net Debt and Leverage Ratio

(Dollars in thousands)	4Q 2025	3Q 2025	2Q 2025	1Q 2025	4Q 2024
Total debt	$340,533	$363,516	$380,722	$498,269	$590,058
Cash and cash equivalents	(553,597)	(266,342)	(111,646)	(77,574)	(55,087)
Net debt	$(213,064)	$97,174	$269,076	$420,695	$534,971

Net debt	$(213,064)	$97,174	$269,076	$420,695	$534,971
Last Twelve Months Adjusted EBITDA	$1,025,772	$807,817	$634,803	$443,729	$339,152
Leverage ratio	(0.2)	0.1	0.4	0.9	1.6

Reconciliation of Costs Applicable to Sales
for the Year Ended December 31, 2025
In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$295,897	$228,672	$278,397	$218,349	$123,486	$3,903	$1,148,704
Amortization	(94,213)	(37,015)	(69,283)	(39,295)	(6,558)	(3,903)	(250,267)
Costs applicable to sales	$201,684	$191,657	$209,114	$179,054	$116,928	$—	$898,437
Inventory Adjustments	(1,590)	(911)	(2,195)	(949)	(467)	—	(6,112)
By-product credit	—	—	—	(17)	(5,121)	—	(5,138)
Adjusted costs applicable to sales	$200,094	$190,746	$206,919	$178,088	$111,340	$—	$887,187

Metal Sales
Gold ounces	58,251	100,723	60,612	105,682	96,764	—	422,032
Silver ounces	5,445,330	6,498,821	6,077,114		133,970	—	18,155,235
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	48%	46%	46%	100%	100%
Silver	52%	54%	54%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,649	$871	$1,570	$1,685	$1,151		$1,347
Silver ($/oz)	$19.11	$15.85	$18.39			$—	$17.69
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2025
In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$65,377	$56,553	$79,791	$55,272	$31,745	$1,040	$289,778
Amortization	(31,995)	(8,312)	(19,127)	(11,167)	(1,774)	(1,040)	(73,415)
Costs applicable to sales	$33,382	$48,241	$60,664	$44,105	$29,971	$—	$216,363
Inventory Adjustments	(131)	(242)	(861)	(115)	(123)	—	(1,472)
By-product credit	—	—	—	18	(1,478)	—	(1,460)
Adjusted costs applicable to sales	$33,251	$47,999	$59,803	$44,008	$28,370	$—	$213,431

Metal Sales
Gold ounces	14,819	24,378	18,044	28,715	25,318	—	111,274
Silver ounces	1,367,427	1,508,856	1,700,956			—	4,577,239
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	45%	43%	44%	100%	100%
Silver	55%	57%	56%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,010	$847	$1,458	$1,533	$1,121		$1,207
Silver ($/oz)	$13.37	$18.13	$19.69			$—	$17.29
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2025
In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$99,012	$61,125	$70,487	$57,144	$32,689	$989	$321,446
Amortization	(30,908)	(10,115)	(18,501)	(10,435)	(1,762)	(989)	(72,710)
Costs applicable to sales	$68,104	$51,010	$51,986	$46,709	$30,927	$—	$248,736
Inventory Adjustments	(36)	(358)	(473)	(272)	(23)	—	(1,162)
By-product credit	—	—	—	41	(846)	—	(805)
Adjusted costs applicable to sales	$68,068	$50,652	$51,513	$46,478	$30,058	$—	$246,769

Metal Sales
Gold ounces	17,800	26,850	13,975	28,011	27,859	—	114,495
Silver ounces	1,674,770	1,633,196	1,656,336	—	21,650	—	4,985,952
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	48%	47%	43%	100%	100%
Silver	52%	53%	57%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,836	$887	$1,585	$1,659	$1,079		$1,355
Silver ($/oz)	$21.13	$16.44	$17.73			$—	$18.45
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2025
In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$80,122	$58,109	$64,676	$56,304	$30,542	$928	$290,681
Amortization	(22,375)	(9,406)	(16,748)	(10,221)	(1,549)	(928)	(61,227)
Costs applicable to sales	$57,747	$48,703	$47,928	$46,083	$28,993	$—	$229,454
Inventory Adjustments	(523)	(147)	(489)	(222)	(191)	—	(1,572)
By-product credit	—	—	—	(41)	(1,188)	—	(1,229)
Adjusted costs applicable to sales	$57,224	$48,556	$47,439	$45,820	$27,614	$—	$226,653

Metal Sales
Gold ounces	16,025	26,782	13,881	26,751	23,509	—	106,948
Silver ounces	1,479,410	1,720,383	1,437,811	—	34,916	—	4,672,520
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	52%	49%	49%	100%	100%
Silver	48%	51%	51%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,857	$888	$1,675	$1,713	$1,175		$1,405
Silver ($/oz)	$18.57	$14.39	$16.83			$—	$16.48
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2025
In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$51,770	$52,884	$63,443	$49,627	$28,511	$946	$247,181
Amortization	(8,936)	(9,181)	(14,907)	(7,471)	(1,474)	(946)	(42,915)
Costs applicable to sales	$42,834	$43,703	$48,536	$42,156	$27,037	$—	$204,266
Inventory Adjustments	(900)	(164)	(372)	(339)	(131)	—	(1,906)
By-product credit	—	—	—	(36)	(1,608)	—	(1,644)
Adjusted costs applicable to sales	$41,934	$43,539	$48,164	$41,781	$25,298	$—	$200,716

Metal Sales
Gold ounces	9,607	22,713	14,713	22,205	20,078	—	89,316
Silver ounces	923,723	1,636,386	1,282,010	—	50,034	—	3,892,153
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	48%	46%	51%	100%	100%
Silver	52%	54%	49%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$2,095	$882	$1,670	$1,882	$1,260		$1,476
Silver ($/oz)	$23.61	$14.37	$18.41			$—	$17.94
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2024
In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$55,032	$67,406	$48,195	$23,665	$799	$195,097
Amortization	(9,550)	(15,858)	(8,547)	(1,607)	(799)	(36,361)
Costs applicable to sales	$45,482	$51,548	$39,648	$22,058	$—	$158,736
Inventory Adjustments	(76)	(1,190)	(182)	(56)	—	(1,504)
By-product credit	—	—	43	(1,680)	—	(1,637)
Adjusted costs applicable to sales	$45,406	$50,358	$39,509	$20,322	$—	$155,595

Metal Sales
Gold ounces	22,353	14,824	25,839	22,539		85,555
Silver ounces	1,596,875	1,570,448		54,000	—	3,221,323
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	44%	44%	100%	100%
Silver	56%	56%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$894	$1,495	$1,529	$902		$1,192
Silver ($/oz)	$15.92	$17.96			$—	$16.93
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2024
In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$59,439	$49,640	$45,711	$34,198	$794	$189,782
Amortization	(11,984)	(10,231)	(7,612)	(2,419)	(794)	(33,040)
Costs applicable to sales	$47,455	$39,409	$38,099	$31,779	$—	$156,742
Inventory Adjustments	(572)	(536)	50	(119)	—	(1,177)
By-product credit	—	—	12	(1,332)	—	(1,320)
Adjusted costs applicable to sales	$46,883	$38,873	$38,161	$30,328	$—	$154,245

Metal Sales
Gold ounces	28,655	9,186	24,800	34,272	—	96,913
Silver ounces	1,860,976	1,098,407	—	45,118	—	3,004,501
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	50%	41%	100%	100%
Silver	50%	59%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$818	$1,735	$1,539	$885		$1,113
Silver ($/oz)	$12.60	$20.88			$—	$15.67
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales for 2026 Guidance

In thousands (except metal sales and per ounce amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$397,764	$161,390	$365,418	$233,583	$142,683
Amortization	(174,548)	(36,491)	(88,753)	(41,722)	(8,965)
Costs applicable to sales	$223,216	$124,899	$276,665	$191,861	$133,718
By-product credit	—	—	—	—	(6,132)
Adjusted costs applicable to sales	$223,216	$124,899	$276,665	$191,861	$127,586

Metal Sales
Gold ounces	59,521	100,000	81,143	105,137	86,868
Silver ounces	5,934,277	6,796,223	7,136,315		79,401

Revenue Split
Gold	34%	37%	40%	100%	100%
Silver	66%	63%	60%

Adjusted costs applicable to sales
Gold ($/oz)	$750 - $950	$700 - $900	$1,350 - $1,550	$1,750 - $1,950	$1,400 - $1,600
Silver ($/oz)	$12.50 - $14.50	$21.50 - $23.50	$23.00 - $25.00